Exhibit 10.2 – Employment Agreement John Hall

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made, effective as of July 1, 2014, by and between PCS Link, Inc., d/b/a/ Greenwood & Hall, Inc., a corporation organized and existing under the laws of the State of California (“Employer”), and John Hall, an individual residing in the State of California (“Employee”).

SECTION I

EMPLOYMENT

A.           Employer agrees to employ Employee, and Employee agrees to serve as an employee of Employer during the period of employment, as defined in Section Two, and in the capacity of Chairman of the Board of Directors of Employer’s parent company, Greenwood Hall, Inc., a Nevada corporation (“GH”), (the “Chairman”) and Chief Executive Officer (the “Chief Executive Officer”) of Employer and GH.

1.          The Chairman and Chief Executive Officer shall serve as the highest ranking executive of Employer whose main responsibilities include developing high-level strategies, making major corporate decisions, managing the overall operations and resources of Employer, overseeing budgeting of Employer, and acting as the main point of communication between the Board of Directors of GH (the “Board”) and the corporate operations of Employer. The Chairman and Chief Executive Officer shall also be responsible for presiding over the Board, dealing with external funding sources (investors and lenders), joint venture pursuits and relations, overseeing compensation practices, management development, and strategic planning. Finally, the Chairman and Chief Executive Officer shall have the sole authority to hire and fire corporate officers, executives, and other employees of Employer.

2.          During the period of employment, Employee also agrees to serve on the Board. Employer agrees to take the steps necessary to facilitate the reelection or reappointment of Employee to the Board and to elect or appoint Employee Chairman and Chief Executive Officer of Employer as soon as possible after the execution of this Agreement. It is the intention of the Board to reelect Employee to such positions during the balance of the period of employment.

SECTION II

PERIOD OF EMPLOYMENT

The “period of employment” shall be five (5) years commencing on July 1, 2014 and ending on June 30, 2019. Upon expiration, Employee shall have the option to renew this Agreement for an additional five (5) year term under the provisions contained herein. Notice of intent to exercise such option shall be delivered by Employee to Employer no later than 30 days prior to the date the period of employment is to expire. If Employee exercises his option to renew this Agreement, he shall again have the option to renew this Agreement under the provisions contained herein for a third five (5) year term upon the expiration of the second term. Notice of intent to exercise such second option shall be delivered to Employer no later than 30 days prior to the date the second period of employment is to expire.

SECTION III

DUTIES DURING THE PERIOD OF EMPLOYMENT

Employee shall devote his reasonable business time, attention and best efforts to the affairs of Employer and its subsidiaries during the period of employment, provided, however, that Employee may engage in other activities, such as consulting, activities involving charitable, educational, religious and similar types of organizations, speaking engagements, membership on the board of directors of other organizations, and similar activities.

SECTION IV

COMPENSATION OF EMPLOYEE

A.          Base Annual Salary. Employer will pay to Employee during the period of employment, commencing on the date of this Agreement, a base annual salary of $325,000.00, payable in substantially equal semi-monthly installments during each calendar year, or portion of a year, of the period of employment; provided, however, it is agreed between the parties that the Employer shall review annually, and in light of such review may, in the discretion of the Board, increase such base annual salary taking into account Employee’s then responsibilities, increase in the cost of living, increases in compensation of other executives of Employer and its subsidiaries, increases in salaries of executives of other corporations, performance by Employee, and other pertinent factors. In no event, shall increases in Employee’s base annual salary be less than 10% of the base annual salary received in a previous year.

B.            Cash Bonuses. During the period of employment, Employer will award Employee bonuses based on his performance, overall Employer performance, and other factors, provided, however, that employer will pay employee a minimum annual bonus in respect of his services for each calendar year of $ 75,000 (“Minimum Bonus”), within the reasonable discretion of the Board. The Minimum Bonus may be paid in quarterly or monthly increments at the discretion of the Employee. If the period of employment should terminate other than at the end of a calendar year, Employer will pay Employee as his last bonus a minimum of that portion of $ 75,000 prorated over the number of complete months of service during the last calendar year of service, provided, however, that the minimum bonus for 2014 shall be $ 75,000 regardless of whether the period of employment shall terminate during 2014. Employee shall be eligible for an additional bonus in excess of the Minimum Bonus based on Employer achieving certain financial performance milestones. In the event that the adjusted EBITDA of Employer is in excess of 10% of Employer’s gross revenues, the total annual cash bonus awarded to Employer shall be no less than 1% of Employer’s gross revenues but not less than $ 75,000 for any calendar year. In the event that the adjusted EBITDA of Employer is in excess of 20% of Employer’s gross revenues, the total annual cash bonus awarded to Employer shall be no less than 2% of Employer’s gross revenues but no less than $ 100,000 for any calendar year. Any bonuses paid to Employee in excess of those described above will be paid subject to the reasonable discretion of the Board.

B.            Stock Options. During the period of employment, Employer will award Employee stock options based on his performance, overall Employer performance, and other factors, provided, however, that employer will award employee minimum stock options equal to or greater than 500,000 shares of Employer’s common stock, at the end of each calendar year. In the event that the adjusted EBITDA of Employer, in a calendar year, is in excess of 15% of Employer’s gross revenues, stock options awarded to Employer shall be no less than stock options equal to or greater than 750,000 shares of Employer’s common stock. In the event that the adjusted EBITDA of Employer, in a calendar year, is in excess of 20% of Employer’s gross revenues, stock options awarded to Employer shall be no less than stock options equal to or greater than 1,000,000 shares of Employer’s common stock. The Board may elect to award Employee additional stock options at any time.

SECTION V

OTHER EMPLOYEE BENEFITS

A.          Vacation. Employee shall be entitled to thirty (30) days of paid vacation each year during the term of this Agreement.

B.           Personal Time Off & Sick Leave. Employee shall be entitled to thirty (30) days paid time off each year during the term of this Agreement.

C.           Car Allowance. Employer shall reimburse Employee for the lease of his primary automobile, which Employee utilizes at least partially for business purposes. The car allowance shall not exceed $ 2,500 per month and can be utilized for Employee’s car lease or payment; auto insurance; and maintenance.

D.           Life Insurance. Within one year of the execution of this Agreement, Employer shall procure a life insurance policy with a face value of at least $ 7,500,000 for the benefit of a beneficiary designated by Employee. After obtaining such policy, Employer shall pay all premiums on such policy during the term of this Agreement. Within one year of the execution of this Agreement, an additional $ 2,500,000 in insurance coverage will be procured with Employer being the beneficiary.

E.           Employer’s Benefit Plans or Arrangements. Employee will be provided with Employer sponsored health benefits consistent with what other Employer executives receive. This shall include but not be limited to Employer paying for all premiums associated with Preferred Provider (PPO) medical, dental, and vision insurance coverage.

F.           Employee Expenses. During the term of this Agreement and any extensions of it, Employer will reimburse Employee for all expenses incurred in furtherance of or connection with the business of Employer, including but not limited to, travel (including gasoline) and entertainment expenses. Employee shall be provided a credit card or other suitable account for purposes of paying the expenses described above.

G.           Permanent Disability. If during the period of employment, Employee shall become permanently disabled, Employer shall continue to pay Employee his annual base salary for each year from the date of disability through May 31, 2019, less any amounts paid or payable to Employee under any long-term disability plan or pension plan maintained by the Employer providing for disability benefits. Amounts payable to Employee pursuant to this paragraph shall be paid in substantially equal monthly installments. In the event of permanent disability, Employee shall also retain his stock ownership.

H.            Support Staff. Employer shall continue to provide Employee with a Personal Assistant as well as an Executive Coordinator to the Chief Executive Officer, as currently provided to Employee.

J.             Los Angeles Presence. Employer shall continue to provide Employee with use of a combined private executive office/living space in the Los Angeles basin as is currently provided by his current employer. The allowance for this presence shall not exceed $ 4,000 per month. This allowance shall increase by 10% on the 1st of August of each calendar year of the term of this Agreement.

For the purposes of Paragraph H and this Agreement, “permanent disability” means inability to perform the employment duties described in this Agreement due to physical or mental disability which continues for thirty (30) consecutive days in any period of three (3) months, and “date of disability” means the day following the close of such 30 day period. Evidence of such disability shall be certified by a physician acceptable to both Employer and Employee. Evidence of such disability, as so certified, shall be conclusive notwithstanding that a disability policy, or clause in an insurance policy, covering Employee shall contain a different definition of “permanent disability”. If Employer and Employee cannot agree on such a physician, or if Employee feels that he is able to perform his duties under this Agreement, the question of whether Employee is “permanently disabled” within the meaning of this Agreement, shall be submitted to a panel of three impartial and reputable physicians, one selected by Employer, one selected by Employee and the third to be selected by the then president of the Medical Society for Orange County, State of California. The panel’s determination of Employee’s ability to perform shall be binding on the parties.

For purposes of this Agreement, the period of employment will be deemed to terminate on the day immediately preceding the date of disability.

SECTION VI

TERMINATION

A.          Termination by Employer Other Than for Cause; Resignation for Good Reason or Breach By Employer. If Employer should terminate the period of employment for other than Cause, as defined below, if Employee should voluntarily terminate the period of employment due to a breach of this Agreement by Employer, or if Employee should terminate this Agreement for Good Reason, as defined below, then in addition to all other benefits payable as provided for, Employer shall immediately pay to Employee in one lump sum the amount otherwise payable to Employee pursuant to Paragraphs A and B of Section Four, discounted to present value at the rate of eight percent (8%) per annum. In addition, the option described in Paragraph C of Section Four shall be exercisable by Employee immediately or at any other time or times on or before the termination of the option pursuant to such paragraph as to any share or shares subject to such option for which the option has not yet been exercised. In no event shall the amount paid by Employer to Employee under this section be less than $ 1,250,000, which shall be payable immediately upon termination.

1.            If the Employee experiences a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) due to the termination of the Employee’s employment by Employer without Cause (other than by reason of death or Disability) or the Employee’s termination of the Employee’s employment for Good Reason, Employer shall promptly or, in the case of obligations described in clause (iv) below, as such obligations become due, pay or provide to the Employee, (i) the Employee’s earned but unpaid Base Salary accrued through the date of such Separation from Service (the “Termination Date”), (ii) accrued but unpaid vacation time through the Termination Date, (iii) reimbursement of any business expenses incurred by the Employee prior to the Termination Date that are reimbursable under Section V.F. above, and (iv) any vested benefits and other amounts due to the Employee under any plan, program or policy of the Employer (together, the “Accrued Obligations”).

2.            “Cause” means (a) theft or embezzlement by the Employee with respect to Employer or its Subsidiaries; (b) malfeasance or gross negligence in the performance of the Employee’s duties without the same being corrected within thirty (30) days after being given written notice thereof by Employer; (c) Employee being convicted of any felony; (d) willful or prolonged absence from work by the Employee (other than by reason of disability due to physical or mental illness) or systemic failure or refusal by Employee to perform his duties and responsibilities without the same being corrected within thirty (30) days after being given written notice thereof by Employer; (e) continued and habitual use of alcohol by the Employee to an extent which materially impairs the Employee’s performance of his duties without the same being corrected within thirty (30) days after being given written notice thereof by Employer; (f) the Employee’s use of illegal drugs without the same being corrected within thirty (30) days after being given written notice thereof; or (g) the willful material breach by the Employee of any of the covenants contained in this Agreement without the same being corrected within thirty (30) days after being given written notice thereof by Employer.

3.            "Good Reason" shall be defined as: (i) any material reduction in Employee’s duties that is inconsistent with Employee’s position as Chairman and Chief Executive Officer of Company or a change in Employee’s reporting relationship such that Employee no longer reports directly to the Board of Directors; (ii) Employee is no longer the Chairman and Chief Executive Officer of Employer; (iii) any reduction in Employee’s annual base salary, bonus compensation, or any other benefits/allowances granted by this Agreement without Employee’s express written consent; (iv) material breach by Employer of any of its obligations hereunder after providing Employer with written notice and an opportunity to cure within thirty (30) days; (v) a requirement by Employer or its Board that Employee relocate Employer’s principal office to a facility more than 50 miles from Employer’s current principal office as of the date of the execution of this Agreement; (vi) the Board of Directors involve themselves in the Employer’s day-to-day or usual business operations, or impair or impede the Chief Executive Officer’s sole authority over the hiring and firing of members of the Employer’s employees or executives as well as entering into contracts with customers or vendors; (vii) direct Employee to do activities that are unlawful; and/or (viii) failure of Employer to pay Employee.

B.           Resignation by Employee Without Good Reason. If during the period of employment, Employee shall exercise his right of termination under Paragraph B of Section One, he shall resign voluntarily as a director and as an employee of Employer upon the notice set forth in such Paragraph B.

SECTION VIi

CONFIDENTIAL INFORMATION

A.            The Employee will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Employee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Employee’s performance of duties assigned to the Employee pursuant to this Agreement. Under all circumstances and at all times, the Employee will take all reasonable steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.

SECTION VIii

INTELLECTUAL PROPERTY

A.           In the event that during the Employment Period the Employee generates, authors or contributes to the creation or improvement of any new or existing invention, design, development, device, product, method of process (whether or not patentable or reduced to practice), any copyrightable or other tangible original work, any trademark, service mark, logo, or trade dress, and any packaging, promotional, or marketing concept, style, or design (whether or not any of the foregoing constitutes Confidential Information in whole or in part), or any other form of Confidential Information relating directly or indirectly to the business of Employer as now conducted (collectively, “Intellectual Property”), the Employee acknowledges and agrees that such Intellectual Property is the sole and exclusive property of the Employer and hereby assigns all right title and interest in and to such Intellectual Property to Employer. Any copyrightable work prepared in whole or in part by the Employee during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and Employer will own all of the rights comprised in the copyright therein for the full term, including all renewals thereof, throughout the world. The Employee will promptly and fully disclose all Intellectual Property and will cooperate with Employer to protect Employer’s interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright and trademark registrations and executing all documents as reasonably requested by Employer to transfer full ownership therein to Employer, and/or to enable Employer fully to exercise and enforce its rights therein, whether such requests occur prior to or after termination of Employee’s employment hereunder).

SECTION ix

DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT

A.           As requested by Employer, from time to time and upon the termination of the Employee’s employment with Employer for any reason, the Employee will promptly destroy or deliver to Employer all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Employee’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by Employer, will provide Employer with written confirmation that all such materials have been destroyed or delivered to Employer.

SECTION X

GOVERNING LAW

This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of California. If under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, or ordinance, such portion shall be deemed to be modified or altered to conform to such provisions, or, if that is not possible, to be omitted from this Agreement; and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion of this Agreement.

SECTION XI

NOTICES

All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Employer’s case, to its secretary) or seven (7) days after deposit in the United Stated mails, postage prepaid, for delivery as registered or certified mail, addressed, in the case of Employee, to the Employee’s residential address, and in the case of Employer, to its corporate headquarters, attention of the secretary, or to such other address as Employee or Employer may designate in writing at any time or from time to time to the other party. In lieu of personal notice or notice by deposit in the United States mail, a party may give notice by telegram or telex.

SECTION XII

SECTION 409A.

To the fullest extent applicable, the compensation and benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A in accordance with one or more of the exemptions available under the final Treasury Regulations promulgated under Section 409A (the “Treasury Regulations”). To the extent that any such compensation or benefit under this Agreement is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with the Treasury Regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to the payment of such compensation or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. Notwithstanding anything herein to the contrary, the Employee expressly agrees and acknowledges that in the event that any taxes are imposed under Section 409A in respect of any compensation or benefits payable to the Employee, whether in connection with a Separation from Service under this Agreement or otherwise, then (i) the payment of such taxes shall be solely the Employee’s responsibility, (ii) neither Employer, its Affiliates nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such taxes and (iii) the Employee shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such taxes.

SECTION XIII

REPRESENTATIONS AND WARRANTIES OF EMPLOYER

Employer represents and warrants that the execution of this Agreement has been duly authorized by resolution of the Board, and that this Agreement constitutes a valid and binding obligation of Employer in accordance with its terms.

SECTION XIV

MISCELLANEOUS

This Agreement constitutes the entire understanding between Employer and Employee relating to employment of Employee by Employer and its subsidiaries and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement may be amended but only by a subsequent written agreement of the parties. This Agreement shall be binding upon and shall inure to the benefit of Employee, his heirs, executors, administrators and beneficiaries and to the benefit of Employer and its successors.

SECTION XV

ARBITRATION DISPUTES

The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation or otherwise, relating to, arising from or connected in any manner to this Agreement, or to any alleged breach of this Agreement, or arising out of or relating to the Employee’s employment or termination of employment, shall, upon the timely written request of either party be submitted to and resolved by binding arbitration.  The Employee may only bring claims under this Agreement in his or her individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding.  Further, the arbitrator may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class, collective or representative proceeding.  The arbitration shall be conducted in Los Angeles, California.  Any arbitration proceeding shall be conducted in accordance with the Judicial Arbitration and Mediation Services Employment Arbitration Rules and Procedures (the “JAMS Rules”), which can be found at http://www.jamsadr.com, a copy of which will be provided to the Employee upon the Employee’s request.   Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the JAMS and who is selected pursuant to the methods set out in the Employment Arbitration Rules and Procedures of JAMS.  Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void.  The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law.  Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and to vacate an arbitration award.  However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.  Employer will pay the actual costs of arbitration excluding attorneys’ fees, to the extent required by law.  Each party will pay its own attorneys’ fees and other costs incurred by their respective attorneys.  The parties understand and agree that this Agreement constitutes a waiver of their right to a trial by jury of any claims or controversies covered by this Agreement or to participate in a class, collective or representative action.  The parties agree that, to the fullest extent allowed by law, none of those claims or controversies shall be resolved by a jury trial or in a class, collective or representative action.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

In witness of the above, each party to this Agreement has caused it to be executed at Irvine, California on the dated indicated below.

SIGNATURES

“EMPLOYER”	PCS LINK, INC.

Dated this 23rd day of July, 2014.	/s/ Brett Johnson
Name: Brett Johnson
Title: Chief Relationship Officer, and Director

“GH”	GREENWOOD HALL, INC.

Dated this 23rd day of July, 2014.	/s/ Brett Johnson
Name: Brett Johnson
Title: President, Chief Relationship Officer, and Director

“EMPLOYEE”

Dated this 23rd day of July, 2014.	/s/ John Hall
John Hall

[Signature Page to Employment Agreement – John Hall]